As filed with the Securities and Exchange Commission on April 1, 2005

Registration No. 333-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FRANKLIN BANK CORP.

(Exact name of registrant as specified in its charter)

Delaware	11-3626383
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9800 Richmond Avenue, Suite 680
Houston, Texas 77042
(713) 339-8900
(Address of Principal Executive Offices Including Zip Code)

BK2 Inc. 2002 Stock Option Plan
Franklin Bank Corp. 2004 Long-Term Incentive Plan
(Full title of the Plans)

Copy to:
Russell McCann Chief Financial Officer Franklin Bank Corp. 9800 Richmond Avenue, Suite 680 Houston, Texas 77042 (Name and address of agent for service)	John R. Brantley Bracewell & Giuliani LLP South Tower Pennzoil Place 711 Louisiana Street, Suite 2300 Houston, Texas 77002-2770 (713) 223-2300

(713) 339-8900 (Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate Offering	Registration
to be Registered	Registered(1)	Per Share	Price(1)(2)	Fee(2)

Common Stock, $0.01 par value	1,775,000 shares	(2)	$27,136,659	$3,194

(1)	Pursuant to Rule 457(h)(1), the registration fee is calculated with respect to the maximum number of the registrant’s securities issuable under the BK2 Inc. 2002 Stock Option Plan (the “2002 Plan”) and the Franklin Bank Corp. 2004 Long-Term Incentive Plan (the “2004 Plan” and, with the 2002 Plan, the “Plans”). Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also includes an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends and similar transactions.

(2)	Estimated, pursuant to Rule 457(h) and Rule 457(c) as follows: (a) the registration fee for the 863,465 shares not presently subject to awards under the Plans was calculated by reference to the average of the high and low prices for the registrant’s common stock on March 30, 2005, or $17.44, for a maximum offering price of $15,058,830 for these shares; and (b) the registration fee for the 911,535 shares presently subject to awards under the Plans was calculated by reference to the average price at which such awards are exercisable, or $13.25, for a total maximum offering price of $12,077,839 for these shares.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*      The information required by Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the Note to Part I of Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

     The following documents filed by Franklin Bank Corp., a Delaware corporation (the “Company”), (Commission File No. 000-50518) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement as of their respective dates:

          1. The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

          2. The Company’s Current Reports on Form 8-K filed on January 27, 2005, January 28, 2005, March 4, 2005 and March 18, 2005; and

          3. The description of the common stock, par value $0.01 per share, contained in the Company’s Registration Statement on Form 8-A, dated December 17, 2003.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (other than current reports furnished on Form 8-K under Items 2.02 and 7.01) after the date of this Registration Statement and prior to the filing of a post-effective amendment hereto which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware provides as follows:

     Section 145 of the Delaware General Corporation Law (“DGCL”) permits a corporation to indemnify certain of its officers, directors, employees and agents. Our Amended and Restated Certificate of Incorporation provides that we will indemnify, to the fullest extent permitted under Delaware law, each of our directors and officers with respect to all liability and loss suffered and expenses incurred by such person in any action, suit or proceeding in which such person was or is made or threatened to be made a party or is otherwise involved by reason of the fact that such person is or was one of our directors or officers. We are also obligated to pay the expenses of the directors and officers incurred in defending such proceedings, subject to reimbursement if it is subsequently determined that such person is not entitled to indemnification.

     We have obtained a policy of insurance under which our directors and officers will be insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under such policy in their respective capacities as directors or officers, including certain liabilities under the Securities Act.

     Our Amended and Restated Certificate of Incorporation includes provisions that eliminate the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the maximum extent permitted by law. The DGCL currently prohibits the elimination of personal liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

4.1	Amended and Restated Certificate of Incorporation of Franklin Bank Corp. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by the Registrant on November 14, 2003 (Registration No. 333-108026)).

4.2	Amended and Restated Bylaws of Franklin bank Corp. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by the Registrant on November 14, 2003 (Registration No. 333-108026)).

4.3	Specimen of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed by the Registrant on December 17, 2003 (Registration No. 333-108026)).

4.4	BK2 Inc. 2002 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed by the Registrant on October 14, 2003 (Registration No. 333-108026))

4.5	Franklin Bank Corp. 2004 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed by the Registrant on November 14, 2003 (Registration No. 333-108026))

5.1	Opinion of Bracewell & Giuliani LLP as to the validity of the Common Stock registered hereunder.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Bracewell & Giuliani LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing on an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on March 31, 2005.

FRANKLIN BANK CORP.
(Registrant)

By:	/s/ Anthony J. Nocella

Anthony J. Nocella
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement or amendment has been signed by the following persons in the capacities indicated and on the 31st day of March, 2005.

Signature	Title	Date

/s/ Anthony J. Nocella	Director, President and Chief Executive Officer
	(Principal Executive Officer)	March 31, 2005
Anthony J. Nocella

/s/ Russell McCann	Chief Financial Officer and Treasurer
(Principal Financial Officer and
Russell McCann	Principal Accounting Officer)	March 31, 2005

*	Chairman of the Board of Directors	March 31, 2005

Lewis S. Ranieri

*	Director	March 31, 2005
James A. Howard

*	Director	March 31, 2005

Lawrence Chimerine, Ph.D.

*	Director	March 31, 2005

David M. Golush

*	Director	March 31, 2005

Alan E. Master

*	Director	March 31, 2005

Robert A. Perro

*	Director	March 31, 2005

William B. Rhodes

*	Director	March 31, 2005

John B. Selman

*By:	/s/ Anthony J. Nocella

Anthony J. Nocella,
Attorney in Fact

INDEX TO EXHIBITS

4.1	Amended and Restated Certificate of Incorporation of Franklin Bank Corp. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 filed by the Registrant on November 14, 2003 (Registration No. 333-108026)).

4.2	Amended and Restated Bylaws of Franklin bank Corp. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 filed by the Registrant on November 14, 2003 (Registration No. 333-108026)).

4.3	Specimen of Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1 filed by the Registrant on December 17, 2003 (Registration No. 333-108026)).

4.4	BK2 Inc. 2002 Stock Option Plan (incorporated herein by reference to Exhibit 10.1 to the Company’s Registration Statement on Form S-1 filed by the Registrant on October 14, 2003 (Registration No. 333-108026))

4.5	Franklin Bank Corp. 2004 Long-Term Incentive Plan (incorporated herein by reference to Exhibit 10.2 to the Company’s Registration Statement on Form S-1 filed by the Registrant on November 14, 2003 (Registration No. 333-108026))

5.1	Opinion of Bracewell & Giuliani LLP as to the validity of the Common Stock registered hereunder.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Bracewell & Giuliani LLP (included in the opinion filed as Exhibit 5.1 hereto).

24.1	Powers of Attorney.